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                                                                   EXHIBIT 23.13

                        [CARPENTER & COMPANY LETTERHEAD]


December 2, 1999


Board of Directors
Security First Bank
141 West Bastanchury Road
Fullerton, CA 92835

Re:  Consent of Seapower Carpenter Capital, Inc.
    d/b/a Carpenter & Company

Gentlemen:

    We hereby consent to the inclusion in the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of California Community Bancshares of our opinion attached thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of such fairness opinion, the description and summary of our analyses, observations, beliefs and conclusions relating thereto set forth under the heading "Opinion of Bank's Financial Advisor" therein. In giving such consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder or (ii) that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated herein.

SEAPOWER CARPENTER CAPITAL, INC.,
DBA CARPENTER & COMPANY